Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210879, 333-181001 and 333-151022 on Form S-8 of our reports dated February 8, 2018, relating to the consolidated financial statements and financial statement schedules of World Wrestling Entertainment, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche, LLP

Stamford, CT

February 8, 2018